Exhibit 10.4

2017 VIAD CORP OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNITS AGREEMENT

For Non-Employee Directors

Effective February 24, 2022

Restricted Stock Units (“Units”) are hereby awarded by Viad Corp (“Company”), a Delaware corporation, effective [_______] (“Grant Date”), to [______] (“Director”) in accordance with the following terms and conditions:

1. Unit Award. The Company hereby awards the Director [____] Units pursuant to the 2017 Viad Corp Omnibus Incentive Plan (the “Plan”), subject to the terms, conditions, and restrictions of such Plan and as hereinafter set forth. Any capitalized term used but not defined herein shall have the meaning given to such term in the Plan.

2. Restrictions on Transfer and Restriction Period.

(a) The Award and Units granted hereunder will vest in full on the one (1) year anniversary of the Grant Date (the “Vesting Date”), subject to the terms of this Agreement. During the period commencing on the Grant Date and ending on the Vesting Date (the “Restriction Period”), the Units that remain unvested may not be sold, assigned, transferred, pledged, or otherwise encumbered by the Director, except as hereinafter provided. The Restriction Period shall lapse, and full ownership of Units will vest at the end of the Restriction Period, subject to forfeiture and repayment pursuant to paragraph 3.

(b) The Board shall have the authority, in its discretion, to accelerate the time at which any or all of the restrictions shall lapse with respect to any Units, prior to the expiration of the Restriction Period with respect thereto, or to remove any or all of such restrictions, whenever the Board may determine that such action is appropriate by reason of change in applicable tax or other law, or other change in circumstances.

3. Forfeiture and Repayment Provisions.

(a) Termination of Service. Except as provided in this paragraph 3 and in paragraph 7 below or as otherwise may be determined by the Board in its absolute discretion on a case by case basis, if the Director’s service with the Company ceases prior to the Vesting Date, the Units will be treated as follows:

(i) If the Director’s service with the Company ceases due to (1) an involuntary termination without Cause (as defined below), (2) a voluntary resignation, or (3) unforeseen hardship, or circumstances beyond the control of the Director, as reasonably determined by the Committee, in its absolute discretion (a “Hardship Termination”), occurring within the first six (6) months following the Grant Date, a pro rata portion of the Units, calculated based on the percentage of time such Director served as a director of the Company from the Grant Date through the date such Director ceases to be a director of the Company, will vest on the Vesting Date.

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(ii) If the Director’s service with the Company ceases due a Hardship Termination on or after the six (6) month anniversary of the Grant Date or due to the Director’s death or total or partial disability, all unvested Units will vest on the Vesting Date.

(iii) If the Director’s service with the Company is involuntarily terminated by the Company for Cause, all unvested Units will immediately be cancelled and forfeited.

(iv) As used herein, the term "Cause" means (1) the conviction of the Director for committing a felony under federal law or the law of the state in which such action occurred, (2) dishonesty in the course of fulfilling a Director’s duties of service to the Company, or (3) willful and deliberate failure on the part of a Director to perform his or her duties of service to the Company in any material respect, or such other events as will be determined by the Committee. The Committee will have the sole discretion to determine whether "Cause" exists, and its determination will be final.

(b) Non-Compete. Unless a Change in Control shall have occurred after the date hereof:

(i) In order to better protect the goodwill of the Company and its Affiliates and to prevent the disclosure of the Company's or its Affiliates' trade secrets and confidential information and thereby help insure the long-term success of the business, Director, without prior written consent of the Company, will not engage in any activity or provide any services, whether as a director, manager, supervisor, employee, adviser, agent, consultant, owner of more than five (5) percent of any enterprise or otherwise, for a period of eighteen (18) months following the date of Director's termination of service with the Company in connection with the manufacture, development, advertising, promotion, design, or sale of any service or product which is the same as or similar to or competitive with any services or products of the Company or its Affiliates (including both existing services or products as well as services or products known to the Director, as a consequence of Director's service with the Company to be in development):

(1) with respect to which Director's work has been directly concerned at any time during the two (2) years preceding termination of service with the Company or one of its Affiliates, or

(2) with respect to which during that period of time Director, as a consequence of Director's job performance and duties, acquired knowledge of trade secrets or other confidential information of the Company or its Affiliates.

(ii) For purposes of the provisions of paragraph 3(b), it shall be conclusively presumed that Director has knowledge of information he or she was directly exposed to through actual receipt or review of memos or documents containing such information, or through actual attendance at meetings at which such information was discussed or disclosed.

(iii) All Units subject to the restrictions imposed by paragraph 2 above shall be forfeited and returned to the Company, if Director engages in any conduct agreed to be

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avoided pursuant to the provisions of paragraph 3(b) at any time within eighteen (18) months following the date of Director’s termination of service with the Company.

(iv) If, at any time within eighteen (18) months following the date of Director's termination of service with the Company or any of its Affiliates, Director engages in any conduct agreed to be avoided pursuant to the provisions of paragraph 3(b), then all payments (without regard to tax effects) received directly or indirectly by the Director with respect to the Units (and the Shares underlying the Units) which vest during the two (2) year period prior to Director's termination from service shall be paid by Director to the Company, or the Shares underlying such Units shall be returned to the Company. Director consents to the deduction from any amounts the Company or any of its Affiliates owes to Director to the extent of the amounts Director owes the Company hereunder.

(c) Misconduct. Unless a Change in Control shall have occurred after the date hereof:

(i) All payments (without regard to tax effects) received directly or indirectly by the Director with respect to the Units and the Shares underlying the Units shall be paid by the Director to the Company, if the Company reasonably determines that during Director’s service with the Company or any of its Affiliates:

(1) Director knowingly or grossly negligently engaged in misconduct that causes a misstatement of the financial statements of the Company or any of its Affiliates or misconduct which represents a material violation of any code of ethics of the Company applicable to Director or of the Always Honest compliance program or similar program of the Company; or

(2) Director was aware of and failed to report, as required by any code of ethics of the Company applicable to Director or by the Always Honest compliance program or similar program of the Company, misconduct that causes a misstatement of the financial statements of the Company or any of its Affiliates or misconduct which represents a material knowing violation of any code of ethics of the Company applicable to Director or of the Always Honest compliance program or similar program of the Company.

(ii) Director consents to the deduction from any amounts the Company or any of its Affiliates owes to Director to the extent of the amounts Director owes the Company under this paragraph 3(b).

(d) Acts Contrary to Company. Unless a Change in Control shall have occurred after the date hereof, if the Company reasonably determines that at any time within two (2) years after the lapse of the Restriction Period, Director has acted significantly contract to the best interests of the Company, including, but not limited to, any direct or indirect intentional disparagement of the Company, then all payments (without regard to tax effects) received directly or indirectly by the Director with respect to the Units (and the Shares underlying the Units) which vest during the two (2) year period prior to the Company's determination shall be paid by Director to the Company, or the Shares underlying such Units shall be returned to the Company. Director consents to the

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deduction from any amounts the Company or any of its Affiliates owes to Director to the extent of the amounts Director owes the Company under this paragraph 3(d).

(e) The Company’s reasonable determination required under paragraphs 3(c)(i) and 3(d) shall be made by the Committee.

4. Director's Rights. The Units will not have voting, dividend, or other rights uniquely associated with common stock.

5. Expiration of Restriction Period.

(a)
Upon the lapse or expiration of the Restriction Period with respect to any Units, the Company shall promptly pay Director a number of Shares equal to the number of Units that vest on the Vesting Date, reduced to the extent provided in paragraph 3(a) in the event that the Director’s Service is terminated prior to the lapse of the Restriction Period.

(b)
To the extent permissible under applicable tax, securities, and other laws, the Company will permit Director to satisfy a tax withholding requirement by directing the Company to apply Shares to which Director is entitled as a result of termination of the Restricted Period with respect to any Units, in such manner as the Company shall choose in its discretion to satisfy such requirement.

6. Adjustments for Changes in Capitalization of Company. In the event of a change in the Company’s common stock through stock dividends, stock splits, recapitalization or other changes in the corporate structure of the Company during the Restriction Period, the number of Units subject to restrictions as set forth herein shall be appropriately adjusted and the determination of the Board as to any such adjustments shall be final, conclusive and binding upon the Director. Any Units or other securities received, as a result of the foregoing, by the Director with respect to Units subject to the restrictions contained in paragraph 2 above also shall be subject to such restrictions.

7. Effect of Change in Control. In the event of a Change in Control, the Restriction Period shall lapse, and the Units shall be free of all restrictions and become fully vested and transferable to the full extent of the original grant.

8. Plan and Plan Interpretations as Controlling. The Units hereby awarded and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling. The Plan provides that the Committee may from time to time make changes therein, interpret it and establish regulations for the administration thereof. The Director, by acceptance of this Agreement, agrees to be bound by said Plan and such Committee actions.

9. Compliance with Law. Units may not be issued hereunder, or delivered or redelivered, whenever such issuance, delivery or redelivery would be contrary to law or the regulations of any governmental authority having jurisdiction.

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10. Code Section 409A. Notwithstanding any other term of this Agreement to the contrary, this Agreement is intended to satisfy or otherwise be exempt from the requirements of Code Section 409A (“Section 409A”). To the extent that any payment pursuant to this Agreement is or becomes subject to Section 409A, it shall be paid in accordance with the requirements of Section 409A and no deferral or acceleration of payment inconsistent with Section 409A shall be permitted. Any payment subject to Section 409A due to a separation from service shall be delayed for a six month period if payable to a “specified employee” (within the meaning of Section 409A). The Director shall have no ability to designate the taxable year of payment. Payments made due to a Change in Control shall be made within 30 days of the Change in Control and the Director shall have no discretion to designate the taxable year of receipt. To the extent that any provision of this Agreement fails to satisfy the requirements of, or be exempt from Section 409A, the provision shall be automatically modified in a manner that, in the good faith opinion of the Company, brings the provision into compliance with Section 409A while preserving as closely as possible the original intent of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Restricted Stock Units Agreement to be duly executed.

Dated effective [_______] VIAD CORP

By:

This Restricted Stock Units Agreement shall be effective only upon execution by Director and delivery to and receipt by the Company.

ACCEPTED:

Director

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